Exhibit 10.1

SECOND AMENDMENT

TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of March 28, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between GigCapital5, Inc., a Delaware corporation (the “Company”), having its principal office located at 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of September 23, 2021, as amended by that certain Amendment No. 1, dated September 23, 2022 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at an special meeting of the Company held on March 28, 2023, the Company’s stockholders approved (i) a proposal to amend the Company’s amended and restated certificate of incorporation (the “A&R COI”) giving the Company the right to extend the date by which it has to consummate a business combination up to six (6) times for an additional one (1) month each time, from March 28, 2023 to September 28, 2023 (i.e., for a period of time ending 24 months from the consummation of its initial public offering); and (ii) a proposal to amend the Trust Agreement requiring the Company to deposit the sum of $100,000 into the Trust Account for each one-month extension from March 28, 2023; and

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company or by the Executive Chairman of the Board of Directors of the Company (the “Board”) or other authorized officer of the Company, and, in the case of a Termination Letter in a form substantially similar to the attached hereto as Exhibit A, acknowledged and agreed to by the Representatives, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses in the case of a Termination Letter in the form of Exhibit B hereto and which interest shall be net of any taxes payable), only as directed in the Termination Letter and the other documents referred to therein, or (y) the date which is the later of (i) 18 months after the closing of the IPO, provided that the Company may, but is not obligated to, extend the period of time to consummate its initial Business Combination up to six (6) times by an additional one month each time (for a total of up to 24 months to complete its initial Business Combination); further provided that upon each one-month extension of the period of time to consummate an initial Business Combination, the Sponsor (or its designees) must deposit into the Trust Account funds equal to the sum of $100,000 in exchange for a non-interest bearing, unsecured promissory note, and (ii) such later date as may be approved by the Company’s stockholders in accordance with the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware (the “Amended and Restated Certificate”) if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the form of letter attached hereto as Exhibit B and the Property in the Trust Account, including interest (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses in the case of a Termination Letter in the form of Exhibit B hereto and which interest shall be net of any taxes payable), shall be distributed to the Public Stockholders of record as of such date; provided, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i), the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Stockholders;”

2. A new Exhibit E is hereby added to the Trust Agreement to read as follows:

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, N.Y. 10004

Attn: Francis Wolf and Celeste Gonzalez

Re:	Trust Account — Extension Letter

Gentlemen:

Pursuant to paragraph 1(i) of the Investment Management Trust Agreement between GigCapital5, Inc., a Delaware corporation (“Company”), and Continental Stock Transfer & Trust Company (“Trustee”), dated as of September 23, 2021 (“Trust Agreement”), amended by Amendment No. 1 on September 23, 2022, this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional one (1) month, from      to      (the “Extension”). Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

This Extension Letter shall serve as the notice required with respect to the extension prior to the applicable deadline.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit $100,000, which will be wired to you, into the Trust Account investments upon receipt.

Very truly yours,

GIGCAPITAL5, INC.

By:
Dr. Raluca Dinu

cc: Wells Fargo Securities, LLC

3. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

4. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

5. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

GIGCAPITAL5, INC.

By:	/s/ Raluca Dinu
Name:	Raluca Dinu
Title:	Chief Executive Officer, President and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President